LETTERHEAD OF RCM TECHNOLOGIES, INC.


                                                        February 25, 1997


Dear Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of RCM Technologies, Inc. (the "Company") which will be held at the Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania on Friday, April 25, 1997 at 6:00 P.M. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.


     At the Meeting, stockholders will be asked to elect two directors, to ratify the appointment of Grant Thornton LLP as the Company's independent auditors, and to consider such other matters as may properly come before the Meeting or at any adjournment(s) thereof. These matters are discussed in greater detail in the accompanying Proxy Statement.


     Your Board of Directors recommends a vote FOR the election of directors, and FOR the ratification of Grant Thornton LLP as the Company's independent auditors.


     Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the Meeting. You are requested to sign, date and mail the enclosed proxy promptly.


We wish to thank our stockholders for their participation and support.

                                                 Sincerely,



                                                 Leon Kopyt
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                             RCM TECHNOLOGIES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 1997

TO OUR STOCKHOLDERS:


The Annual Meeting of Stockholders (the "Meeting") of RCM TECHNOLOGIES, INC. (the "Company") will be held on Friday, April 25, 1997 at 6:00 P.M., at the Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania, for the following purposes:


     1. To elect two (2) directors to serve until the expiration of their respective terms and until their respective successors shall be elected and qualified;

     2. To ratify the appointment of Grant Thornton LLP as independent auditors for the Company for the fiscal year ending October 31, 1997; and

     3. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

The Board of Directors has fixed February 24, 1997, as the record date for the determination of stockholders entitled to vote at the Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Meeting.


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.



     By order of the Board of Directors Leon Kopyt, Chief Executive Officer February 25, 1997

                             RCM TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 1997


This Statement is furnished to Stockholders by the Board of Directors of RCM Technologies, Inc. (the "Company") whose principal executive offices are located at 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109, in connection with the solicitation of the accompanying proxy to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on April 25, 1997 at 6:00 P.M. at the Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement, the Notice of Meeting and accompanying proxy are first being sent to stockholders is February 25, 1997.


Sending in a signed proxy will not affect the stockholder's right to attend the Meeting and vote in person since the proxy is revocable. Any stockholder giving a proxy has the power to revoke it by, among other methods, giving written notice to Leon Kopyt, Chief Executive Officer of the Company, at any time before the proxy is exercised.


The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by directors, officers or employees of the Company and its subsidiaries who will receive no additional compensation therefor. The Company is required to pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock of the Company.


A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company's Common Stock, FOR each of the matters specified and in accordance with the judgment of the persons voting the proxies on any matter that may properly be brought before the Meeting.

                       Election of Directors will be by a plurality of the votes of the holders of shares of common stock voting in person or by proxy at the Meeting. Ratification of the appointment of the independent auditors shall be by the affirmative vote of a majority of those shares voted at the Meeting. Under Nevada law abstaining votes are deemed to be present for purposes of determining whether a quorum is present at a meeting. On any matter voted upon, an abstention will have the same effect as a negative vote.


The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the Meeting; (ii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iii) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS


The two persons listed below have been nominated by the Board of Directors to serve as directors until the 2000 Annual Meeting of Stockholders. The directors will be elected by a plurality of the votes of the holders of shares of Common Stock meeting in person or represented by proxy at the Meeting. It is the intention of the persons named in the accompanying proxy to vote each proxy executed and returned by a stockholder for the election of the two nominees as directors of the Company, unless authority to do so is withheld on such proxy. All of the nominees are now directors of the Company. Should any candidate for director become unavailable for any reason, such proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. Each nominee has consented to serve if elected and the Company has no reason to believe that any of the nominees will be unable to serve.

Nominees For Election To The Board Of Directors


                                                                         Age as of                       Term
Class A Directors                        Director since              February 24, 1997                 Expires
-----------------                        --------------              -----------------                 -------

Norman S. Berson                              1987                          70                           2000

Barry S. Meyers                               1996                          56                           2000


     Mr. Berson has been a shareholder in the law firm of Fineman & Bach, P.C., of Philadelphia, Pennsylvania, and its predecessors since 1981. The Company has retained Fineman & Bach, P.C. to represent it on various legal matters. From 1967 to 1982, Mr. Berson was a member of the House of Representatives of the Commonwealth of Pennsylvania. Mr. Berson has been a director of the Company since 1987.

     Mr. Meyers was appointed the Chief Operating Officer on March 29, 1996. Prior to its acquisition by the Company on March 11, 1996, Mr. Meyers was a founder of The Consortium and served as its President since its inception in 1975. Prior to founding The Consortium, Mr. Meyers was New

York Branch Manager for Information Data Services. Before that, he was Regional Director of Sales and Systems for nine years with ITT Data Services. He was also a Communications Consultant with AT&T. Mr. Meyers holds a B.A. in Psychology from Hunter College, and has completed graduate course work in Data Processing and Business Administration. Mr. Meyers has been a director of the Company since 1996.

Directors Not Currently Subject To Re-Election


                                                                         Age as of                       Term
Class B Directors                        Director since              February 24, 1997                 Expires
-----------------                        --------------              -----------------                 -------

Robert B. Kerr                                1994                          54                           1998

Woodrow B. Moats, Jr.                         1994                          64                           1998


Mr. Kerr is a founder and partner of Everingham & Kerr, Inc., a merger and acquisition consulting firm located in Haddon Heights, New Jersey which provides professional intermediary services and other consulting services to small and middle market manufacturing, distribution and service businesses. From 1974 to 1987, Mr. Kerr was Vice President-Sales, for Shieldalloy Corporation, a specialty metals producer. Mr. Kerr received a B.S. in Mechanical Engineering and a B.A. in Arts and Sciences from Pennsylvania State University in 1965 and an M.B.A. in Management from Wayne State University in 1970. Mr. Kerr has been a Director of the Company since 1994.


Mr. Moats is President of W.B. Moats & Associates, Berwyn, Pennsylvania, a marketing communications organization specializing in business to business marketing. From 1975 to 1980 he was Senior Vice President - Corporate Marketing and Public Relations of National Railway Utilization Corporation. Mr. Moats is a graduate of the University of Miami, Florida as a marketing major specializing in advertising. Mr. Moats has been a Director of the Company since 1994.


                                                                         Age as of                       Term
Class C Directors                        Director since              February 24, 1997                 Expires
-----------------                        --------------              -----------------                 -------

Leon Kopyt                                    1991                          50                           1999

Stanton Remer                                 1992                          45                           1999

Martin Blaire                                 1996                          55                           1999



     Mr. Kopyt was appointed President and Chief Executive Officer on January 23, 1992 and from May 1, 1990 to that date served as Chief Operating Officer of the Company. His prior positions with the Company were that of Chief Financial Officer and Treasurer. Mr. Kopyt's prior experience includes serving as the President and Chief Executive Officer of a transportation and defense products manufacturing company. Mr. Kopyt holds a B.S. degree in Electrical Engineering and has attended M.B.A. course work. Mr. Kopyt has been a Director of the Company since 1991.


     Mr. Remer was appointed Chief Financial Officer and Treasurer on May 19, 1994. Mr. Remer is a Certified Public Accountant with an M.B.A. in Finance from Temple University and a B.S. in Textile Science from the Philadelphia College of Textiles & Science. Mr. Remer has a diverse accounting and financial background. Prior experiences include Chief Financial Officer for Sterling Supply
Corporation (1991-1992) and Managing Partner of a regional accounting firm (1983-1991). Mr. Remer has been a Director of the Company since 1992.


     Mr. Blaire was appointed the Executive Vice President on March 29, 1996. Prior to its acquisition by the Company on March 11, 1996, Mr. Blaire was a founder of The Consortium and Executive Vice President, Secretary and Treasurer since its inception in 1975. Prior to founding The Consortium, Mr. Blaire was a Branch Manager for Stromberg Datagraphix, a General Dynamics subsidiary that manufacturers and sells computer output microfilm. He also held the position of District Sales Manager for ITT Data Services. His previous experience was heavily involved in accounting and finance. Mr. Blaire holds a B.B.A. in Accounting from the University of Miami, Florida. Mr. Blaire has been a Director of the Company since 1996.


                        EXECUTIVE OFFICERS OF THE COMPANY


The following are the executive officers of the Company as of February 24, 1997 who will serve until the next annual meeting of stockholders or until their successors are elected or appointed and qualified:

Name                Age       Position


Leon Kopyt          50        Chairman, Chief Executive Officer and Director

Barry S. Meyers     56        Chief Operating Officer, Executive Vice President
                                               and Director
Martin Blaire       55        Executive Vice President and Director

Stanton Remer       45        Chief Financial Officer, Treasurer, Secretary and
                                               Director

Peter R. Kaminsky   57        Senior Vice President


For  a   summary   of   the business experience of Messrs.Kopyt, Meyers, Blaire
and Remer, see "Proposal 1 - Election of Directors."


     Peter R. Kaminsky became a Senior Vice President on May 1, 1996. After service in the U.S. Army during the Vietnam Era, Mr. Kaminsky received his B.S. in Science from American University where he also completed graduate courses in Information Systems. From 1965 to 1974, Mr. Kaminsky was Assistant to the President of a subsidiary of the Equitable Life Assurance Society where his responsibilities included management recruitment, acquisitions, marketing literature development and public relations. Mr. Kaminsky was one of three founders of The Consortium (New Jersey) in 1974. In 1985, Mr. Kaminsky founded The Consortium of Maryland, Inc. which was acquired by the Company in 1996.

                          BOARD MEETINGS AND COMMITTEES


During the fiscal year ended October 31, 1996, there were four (4) formal meetings of the Board of Directors. Numerous other actions were undertaken by consent resolutions. The Board of Directors has designated from among its members an executive Committee, which consists of Messrs. Kopyt, Remer, Meyers and Blaire; a Compensation Committee, which consists of Messrs. Moats and Kerr; and an Audit Committee, which consists of Messrs. Kerr and Berson. The Executive Committee, which has the authority of the Board of Directors to manage the business of the Company between formal meetings of the full Board, held six (6) meetings during the fiscal year. The Compensation Committee, which reviews and recommends salaries for officers and administers the Company's various stock option plans, held three (3) meetings during the fiscal year. The Audit Committee, which reviews the Company's financial and accounting practices and controls, held three (3) meeting during the fiscal year.


Directors who are in the employ of the Company do not receive any directors' fees. Directors who are non-salaried received $750.00 for each director's meeting they attend and $300.00 for each special committee meeting or special assignment. Special assignments are duties performed by Board members in addition to regularly assigned tasks as Board members. Mr. Berson waived all fees related to his service on the Board. Fineman & Bach, P.C. of which Mr. Berson is a shareholder, rendered legal services to the Company during 1996.

Report of the Compensation Committee

     GENERAL. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which is comprised of two independent directors, Robert B. Kerr and Woodrow B. Moats, Jr. The Committee has oversight responsibility for the implementation of executive compensation and the executive benefit programs of the Company. The primary functions of the Committee include: (i) review, approve and determine, in its discretion, the annual salary, bonus and other benefits, direct and indirect, of the chief executive officer, other management directors, all executive officers and designated other members of senior management; (ii) review and submit to the full Board, recommendations concerning amendments to existing or the proposed adoption of any new stock option plans; (iii) negotiate, review, approve and determine, in its discretion, the adoption of any compensatory plans, arrangements or agreements between the Company and any of the chief executive officer, other management directors, all executive officers, and designated other members of senior management (collectively, the "Key Executives") or any amendments thereto; and (iv) establish and periodically review the Company's policies in the area of management perquisites.


GOALS. In determining the amount and composition of executive compensation for the Key Executives and administering the various stock option plans, the Committee is guided by the following goals:

     1 . Attract, motivate and retain the Key Executives necessary to the Company's success by providing an executive compensation program comparable to that offered by companies with which the Company competes for such Key Executives;


2. Afford the Key Executives an opportunity to acquire or increase their proprietary interest in the Company through the grant of options, stock appreciation rights, and restricted stock awards to align the interests of the Key Executives more closely with that of the overall goals of the Company; and


3. Insuring that a substantial portion of the Key Executives' compensation is variable and is tied to quantifiable short-term goals (annual performance) and long-term measures (stock-based incentives awards) of the Company's performance.


These principles are implemented through the Committee's application of several factors which are considered in establishing the components of the Key Executives' compensation package. As a general rule, the Company attempts to structure a Key Executives' compensation package through the use of essentially three elements: (i) a base salary which reflects individual performance and is designed primarily to be competitive with salary levels of similar companies with which the Company competes; (ii) annual discretionary bonuses, if any, tied to the Company's achievement of performance goals; and (iii) long-term incentives in the form of stock options or other Company securities which strengthen the mutuality of interest between the Key Executives and the Company's stockholders. Additional factors are also taken into consideration, but to a lesser extent. The Committee may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in recommending and/or setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general goals as indicated above.


Base Salary. As a general matter, the Company attempts to establish base salaries for each of its Key Executives based upon their individual performance and contribution to the organization, as measured against executives of comparable position in similar industries and companies. Many of the Company's Key Executives, however, are employed under employment agreements that were established in connection with certain of the Company's more recent acquisition transactions. Accordingly, these arrangements were negotiated in the context of an acquisition transaction and are generally based upon the executive's level of compensation prior to the acquisition.

     Annual Incentive Compensation. As a general matter, the Company attempts to award bonuses on a discretionary basis based upon what the Committee views as extraordinary contributions to the organization when measured against the Company's achievement of certain performance goals. Since many of the Company's Key Executives are employed under fixed rate employment agreements, awards of incentive compensation have not been material to the Company. During fiscal 1996, the only bonus granted was to Leon Kopyt for $50,900, pursuant to his employment agreement. No other incentive bonuses were granted to Key Executives during fiscal 1996.


Long-Term Incentives. The Committee intends to periodically consider the grant of stock options or other Company securities to certain of its Key Executives. The grants are designed to align the interests of each Key Executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant is intended to permit the Key Executive to acquire shares of the Company's common stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (typically up to ten years), thus providing a return to the Key Executive only if the market price of the shares appreciates over the option term. The size of the option grant to each Key Executive would be set to achieve a potential percentage ownership stake in the Company that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility over the option term, the individual's personal performance in recent periods and the individual's current holdings of the Company's stock and options. 11,720 options were granted to Leon Kopyt in fiscal 1996.

Compensation of Chief Executive Officer


     Leon Kopyt is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Kopyt's compensation is determined pursuant to the goals and principles described above and by the terms of his employment agreement.
Following the review of the Company's performance during fiscal 1996, the Committee concluded that it was in the best interest of the Company to provide Mr. Kopyt with a significant incentive to remain the Company's Chairman and Chief Executive Officer on a long-term basis without being subject to the risks associated with a change of control transaction. Accordingly, effective as of November 30, 1996, the Company amended and restated an existing termination benefits agreement dated December 1993 with Mr. Kopyt. See "EXECUTIVE COMPENSATION - Change in Control Arrangements." The Committee believes that Mr. Kopyt's compensation and other arrangements with the Company fairly compensate him for his vision and leadership in developing the Company, overseeing the successful acquisition and integration of several temporary staffing service companies and generally guiding the Company to achieve its goals and objectives.

Executive Compensation Policy

     The Committee believes the Company's executive compensation program has enabled the Company to attract, motivate and retain Key Executives by providing competitive total compensation opportunity based on performance. Competitive based salaries that reflect each individual's level of responsibility and annual variable performance-based incentive awards are important elements of the Company's cash compensation policy. The Committee also believes that grant of options under the Company's various stock option plans not only aligns interests of the Key Executives with shareholders but creates a competitive advantage for the Company as well. The Committee believes the Company's executive compensation program strikes an appropriate balance between short and long-term performance objectives. The Committee believes that the overall compensation package of the Company's Key Executives is consistent with the Committee's stated goals and objectives.

                Compensation Committee of the Board of Directors

                                 Robert B. Kerr
                              Woodrow B. Moats, Jr.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Company's principal executive officers for the fiscal year ended October 31, 1996. Further, the Company was not a party to any plans or arrangements providing cash or non-cash forms of compensation to its principal executive officers, other than as listed below.

                           SUMMARY COMPENSATION TABLE




                                              Annual Compensation                 Long Term Compensation

                                                                               Securities
Name and                                                                       Underlying             All Other
Principal Position         Year          Salary          Bonus              Options/SARs (#)       Compensation($)


Leon Kopyt
President and CEO,         1996          $291,923        $50,900                          11,720(*)        $12,068(1)
(Principal Executive       1995          $249,161        $26,300                          40,300           $11,062(1)
Officer)                   1994          $209,955        $40,500                          30,000           $ 9,262(1)

Barry S. Meyers
Executive Vice
President, COO             1996          $159,351(2)                                                       $ 9,047(1)

Stanton Remer
CFO, Treasurer,
Secretary                  1996          $120,000                                                          $ 2,544(1)
(Principal Accounting      1995          $100,000                                         10,000           $ 2,345(1)
Officer)                   1994          $ 80,000                                         10,000           $ 2,334(1)

Martin Blaire
Executive Vice
President                  1996          $159,351(2)                                                       $ 8,468(1)

Peter R. Kaminsky
Senior Vice
President                  1996          $100,000(2)                                                       $ 5,000(1)

(1)      Represents premiums paid for life and disability insurance.
(2)      Reflects compensation for partial year employment.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                 Potential Realized
                                                                                                  Value of Assumed
                                                                                                Rates of Stock Price


                                                                                                  Appreciation for
                                  Individual Grants                                                 Option Term
                       ----------------------------------------                               ------------------------

                           Number of            % of Total
                          Securities           Options/SARs          Exercise
                          Underlying            Granted to              or
                          Option/SARs          Employees in         Base Price     Expiration
Name                     Granted(#)(1)         Fiscal Year            ($/Sh)          Date          5%           10%
----                     -------------         -----------            ------          ----          --           ---

Leon Kopyt                 11,720(*)              37.7%               $5.00          3/1/06       $36,853      $93,393


(1) Options are exercisable one year from the date of the grant. Shares received upon exercise of the option may not be sold for at least one year from the date of exercise.


               OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES


                                                                              Number of
                                                                             Securities
                                                                             Underlying
                                                                              Exercised         Value of Unexercised
                                                                            Options/SARs            In-the-Money
                                                                            at FY-End (#)          Options/SARs at
                                  Shares                                       Shares                FY-End ($)
                               Acquired on                                  Exercisable/            Exercisable/
Name                           Exercise(#)        Value Realized ($)        Unexercisable          Unexercisable
----                           -----------        ------------------        -------------          -------------


Leon Kopyt                          0                      0                         92,300/                $658,128/
                                                                                     11,720(*)              $ 53,443

Stanton Remer                       0                      0                         30,000/                $199,225
                                                                                          0
-----------------------

(*) Subsequent to the fiscal year end, the Board of Directors of the Company adopted the Company's 1996 Executive Stock Plan which provides for the issuance of Options, SAR's and Restricted Stock to qualifying individuals. On November 21, 1996, Mr. Kopyt was granted 500,000 Options (of which 375,000 Options are not currently exercisable and are subject to certain performance criteria). See "Stock Option Plans."


Details of number of shares and value of unexercised "in the money" options follows:


Name                 # Shares       Option Price        Price 10/31/96      Per Share        Total Value
----                 --------       ------------        --------------      ---------        -----------

Leon Kopyt           104,020        $1.09 - $5.00                     $9.56 $4.56 - $8.47      $711,571
Stanton Remer          30,000       $2.66 - $3.44                     $9.56 $6.12 - $6.90      $199,225

Director Compensation

     Members of the Board of Directors who are nonsalaried receive $750 for each Directors meeting they attend and $300 for each special committee meeting or special assignment. The following table sets forth amounts payable to members of the Board of Directors for the fiscal year ended October 31, 1996


                                        Board of Directors                   Special
Director                                     Meetings                    Assignments (a)

Leon Kopyt                                                     --                            --
Barry S. Meyers                                                --                            --
Martin Blaire                                                  --                            --
Stanton Remer                                                  --                            --
Norman S. Berson (b)                                           --                            --
Robert B. Kerr                                            $ 3,000                            --
Woodrow B. Moats, Jr.                                       3,000                       $ 4,060
                                                         --------                       -------
                                                          $ 6,000                       $ 4,060
                                                          =======                       =======


     (a) Special assignments are duties performed by Board Members in addition to regularly assigned tasks as Board Members.
     (b) Mr. Berson does not receive fees for Directors or Committee meetings.


Executive Employment Agreements

     The Company has employment agreements with each of Messrs. Kopyt, Meyers, Blaire and Kaminsky which provide each executive officer with a base salary, vacation time and other standard benefits. Each of the employment agreements provide for terms of employment as identified below and are terminable upon the death of the executive officer or if the executive officer is discharged for "good and sufficient cause." The employment agreements also include standard non-disclosure/non-competition provisions governing the conduct of the executive officer during and after employment.

Name                                       Term

Barry S. Meyers March 11, 1996 to March 11, 1998 Martin Blaire March 11, 1996 to March 11, 1998 Peter Kaminsky May 2, 1996 to May 2, 1998 Leon Kopyt March 1, 1996 to February 28, 1999 (*)
     -----------------------
(*) The employment agreement is for a period of three years and contains provisions for the automatic extension of his employment for additional periods of one year.

         In addition to base salary, certain of the employment agreements provide for additional payments. Messrs. Blaire and Meyers' employment agreements provide that each is to receive severance payments upon the earlier of the expiration of their employment term or the date they are otherwise terminated without "good and sufficient cause." In such an event, the individual shall be entitled to continue to receive a salary at the level of his existing salary for a period of one (1) year. Additionally, under Mr. Kopyt's employment agreement, he is to receive a bonus based on the consolidated operating profits before taxes for each fiscal year as follow: (i) up to $750,000 - 3% bonus; (ii) over $750,000 and up to $1,500,000 - 2% bonus; and (iii) in excess of $1,500,000
- 1% bonus. The bonus earned for fiscal 1996 amounted to $50,900.

Change in Control Arrangements

     In December 1993, the Company entered into a termination benefits agreements with Leon Kopyt. This Agreement, as amended and restated, effective November 30, 1996, automatically extends the term of his employment following a "change in control" for a period of five (5) years (the "Extended Term"). During the Extended Term, the executive may terminate his employment for "good reason" in the event of, among other things: (i) any change in executive's reporting responsibilities and title; (ii) any change in the terms of executive's employment; and (iii) any change in corporate strategy, direction of the business or standing in the industry which in the executive's discretion renders his continued employment by the Company inconsistent with his employment goals and objectives.


Upon a termination for "good reason": (i) the Company shall pay to executive a lump sum cash payment equal to the remaining salary and bonus otherwise due during the Extended Term; (ii) the exercise price of any stock option held by the executive shall be reduced to $.01 per share; and (iii) the Company shall pay to executive an additional amount sufficient to pay any excise or other taxes incurred (in excess of ordinary income taxes) by him by virtue of any of the foregoing.

For the purpose of this agreement, a "change of control" shall be deemed to occur if: (i) a person or group of persons become the beneficial owners of 20% or more of the Company's voting stock; (ii) there occurs a contested proxy solicitation of the Company's shareholders that results in the contesting party obtaining the ability to vote 20% or more of the Company's voting stock; (iii) a sale, exchange or disposition of substantially all of the assets of the Company, or a merger, consolidation or reorganization of the Company; (iv) during any period of two consecutive years there is a change in the majority of the Board of Directors; or (v) if executive no longer serves as Chairman of the Company's Board of Directors. Exceptions to the "change of control" rules apply in the event of certain private placements, public offerings and other share issuances approved by the Board of Directors.


Had there been a change in control as of January 1, 1997, and had he elected to terminate his employment immediately thereafter, Mr. Kopyt would have been entitled to a payment of $2,950,000.

Compensation Pursuant to Plans

Employee Benefit Plans


The Company maintains 401(k) plans as of October 31, 1996 for the benefit of eligible employees. The 401(k) plan is a profit-sharing plan, including a cash or deferred arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), sponsored by the Company for purposes of providing eligible employees an opportunity to defer compensation and have such deferred amounts contributed to the 401(k) plan on a pre-tax basis, subject to certain limitations. The Company may, at the discretion of the Board of Directors, make contributions of cash to match deferrals of compensation by participants.


The Company made no contributions of cash to the 401(k) plans to match deferrals of compensation by participants in the fiscal years ending October 31, 1996, 1995, or 1994. Amounts contributed to the 401(k) plans by executive officers during the fiscal years ended October 31, 1996, 1995 and 1994 were $13,380, $11,035, and $0, respectively. The amounts contributed by all employee participants, excluding officers, during the period November 1, 1993 to October 31, 1996 totaled $798,436.

Stock Option Plans

     The Company believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by the Company for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. Stock options are allocated to both executive and non-executive employees on an annual basis by the Compensation Committee.


On  February  27,  1986,  the  shareholders  of the  Company  approved  the  RCM
Technologies, Inc. 1986 Incentive Stock Option Plan ("1986 Plan") which authorized the issuance not later than October 30, 1995 of up to 60,000 shares of Common Stock to officers, directors and key employees of the Company and its subsidiaries. No options remain available for issuance under the 1986 Plan.


On April 23, 1992, the shareholders of the Company approved the RCM Technologies, Inc. 1992 Incentive Stock Option Plan ("1992 Plan") which authorized the issuance not later than February 13, 2002 of up to 100,000 shares of Common Stock to officers, directors and key employees of the Company and its subsidiaries. The 1986 and 1992 Plans contain substantially the same terms. Options under the 1986 and 1992 Plans are intended to be incentive stock options pursuant to Section 422A of the Code. The option terms for the 1986 and 1992 Plans cannot exceed ten years and the exercise price cannot be less than 100% of the fair market value of the shares at the time of grant. Three hundred (300) options remain available for issuance under the 1992 Plan.


On May 19, 1994, the shareholders approved the RCM Technologies, Inc. 1994 Nonemployee Directors Stock Option Plan ("1994 Plan") as a means of recruiting and retaining nonemployee directors of the Company. There are 80,000 shares of Common Stock authorized under this Plan for issuance no later than July 19, 2004. All director stock options are granted at fair market value at the date of grant. The exercise of options granted is contingent upon service as a director for a period of one year. If the optionee ceases to be a director of the Company, any option granted shall terminate. Ten thousand (10,000) options remain available for issuance under the 1994 Plan.

     On August 15, 1996, the Board of Directors approved the RCM Technologies, Inc. 1996 Executive Stock Plan ("Executive Stock Plan") which authorized the issuance not later than August 15, 2006 of up to 750,000 shares of the Company's Common Stock, and which amount was later increased to 1,250,000 shares. Under its terms, key management employees of the Company and its subsidiaries and members of the Board of Directors of the Company and its subsidiaries are eligible to acquire or increase their proprietary interest in the Company by the grant to such individual of stock options, stock appreciation rights and awards of restricted common stock.

     The Executive Stock Plan is administered by the Compensation Committee (the "Compensation Committee") which is appointed by the Board of Directors of the Company and consists solely of two or more "non-employee directors" as defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 (the "Exchange Act"). On November 21, 1996, the Company issued 500,000 options to its Chief Executive Officer at an exercise price of $7.25. Of these, 125,000 are currently exercisable and the remainder are subject to conditions to vesting relating to certain performance criteria. Seven hundred and fifty thousand (750,000) options remain available for issuance under the Executive Stock Plan.


Collectively, the 1986 Plan, 1992 Plan, 1994 Plan and the Executive Stock Plan shall be referred to as the "Plans."


The Compensation Committee employs no particular set of mechanical criteria in awarding stock options under the Plans. Rather, it evaluates a series of factors including: (i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis;
(iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company's history; and (vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

Comparison of Five-Year Cumulative Total Returns

     The following graph compares the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and a peer group index by measuring the changes in common stock prices from October 31, 1991, plus assumed reinvested dividends. The Securities and Exchange Commission's rules require, if a published peer group does not exist, that a company create a peer group index with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. The Company has found no published peer group which accurately mirrors the Company's business. Accordingly, the Company has created a special peer group index that includes companies in the principal lines of business in which the Company does business. The common stocks of the following companies have been included in the Peer Group Index: American Consolidated Growth Corp.; Consolidated Technology Group Ltd.; Digital Solutions, Inc.; Hospital Staffing Services, Inc.; Joule, Inc.; Personnel Management, Inc.; Solomon Page Group Ltd.; and Winston Resources, Inc. The chart assumes that $100 was invested on October 31, 1991 in the Company's Common Stock, the S&P 500 Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the peer group on the basis of its respective market capitalization, measured at the beginning of each relevant time period.


[GRAPHIC OMITTED]

Total Return Analysis


                                10/31/91      10/31/92        10/31/93       10/31/94       10/31/95        10/31/96
RCM Technologies, Inc.                   $100   $17.50          $36.80         $36.80         $38.60        $108.10
Peer Group                               $100   $40.80          $30.80         $23.80         $14.90         $20.40
Nasdaq Composite (US)                    $100  $112.80         $145.30        $146.10        $196.70        $232.10

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT


The following table sets forth, as of the Record Date, information with respect to the securities holdings of all persons which the company, by virtue of filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owner of more than 5% of the Company's Common Stock and the number of shares of the Company's Common Stock owned by each director or nominee for director of the Company, and all directors and officers of the Company as a group. Unless otherwise indicated, each person set forth below has sole voting and investment power on the shares reported. In addition, a person is deemed to have beneficial ownership of the shares that such person has the right to acquire within sixty (60) days after the Record Date.

                                       Number                  Percentage
Directors and Officers                 of Shares(1)              of Class(2)

Leon Kopyt(3)
447 Waring Street
Philadelphia, PA  19116                880,745                   16.2%

Barry S. Meyers
384 Highview Terrace
Ridgewood,  NJ  07450                  607,468                   12.6%

Martin Blaire
32 Lewis Road
Irvington,  NY  10535                  607,468                   12.6%

Stanton Remer(5)
113 Beverly Road
Wynnwood, PA  19090                     34,000                      *

Peter R. Kaminsky
7315 Wisconsin Avenue
Bethesda, MD  20814                     56,327                    1.2%

Norman S. Berson(4)
2421 Spruce Street
Philadelphia, PA  19103                 20,000                       *

Robert B. Kerr(6)
115 White Horse Pike
Haddon Heights, NJ  08035               20,000                       *




Woodrow B. Moats, Jr.(6)
745 Old State Road
Berwyn, PA  19312                       20,000                       *

Limeport Investments, LLC(7)
1760 Market Street, 12th Floor
Philadelphia, PA  19101                276,625                     5.7%

Mr. and Mrs. Philip J. Hempleman
& Sanford B. Prater
c/o Ardsley Advisory Partners
646 Steamboat Road
Greenwich, CT  06830                   472,500                     9.5%

All Directors and Officers
as a group (8 persons)               2,246,008                    40.7%

*Represents less than 1% of the Company's outstanding Common Stock.

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options, or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. Percentage of ownership is based upon 4,816,676 shares of Common Stock outstanding as of February 24, 1997.

(2) 62,800 shares of Common Stock held in treasury were deducted from the total Common Stock outstanding at February 24, 1997 when computing the percentage of Common Stock.

(3) Includes 604,020 options (386,720 of which are not presently exercisable) under the Company's Plans and includes 276,625 shares held by Limeport Investments, LLC over which Mr. Kopyt has voting power solely with regard to the election of directors of the Company.

     (4) Includes 20,000 options (10,000 of which are not presently exercisable) under the Company's Plans.

(5) Includes 30,000 options exercisable options under the Company's Plans and includes 4,000 Class C Common Stock Warrants at an exercise price of $3.00 per share.

        (6) Includes 20,000 options (16,000 of which are not presently exercisable under the Company's Plans.

        (7)      Limeport Investments, LLC has granted voting rights over these
                  shares  to  Leon  Kopyt  with   respect  to  the  election  of
                  directors. On all other matters, voting rights have been retained by Limeport Investments, LLC.

Certain Voting Arrangements

         1. On February 5, 1996, the Company issued and sold 276,625 shares of Common Stock to Limeport Investments, LLC ("Limeport") in a private placement transaction. In conjunction with this transaction, Limeport granted Mr. Kopyt an irrevocable proxy entitling him to vote such shares solely in connection with the election of directors of the Company, at any regular or special meeting of the stockholders.


2. Effective August 31, 1995, the Company completed the acquisition of Cataract, Inc. ("Cataract") pursuant to a Merger Agreement dated July 31, 1995 (the "Cataract Merger Agreement"). Pursuant to the terms of the Cataract Merger Agreement, the former Cataract shareholders pledged until November 30, 1998, approximately 312,311 shares of the Company's common stock ("Cataract Shares") they received as part of the merger consideration, in order to guarantee certain performance criteria of Cataract established in the Cataract Merger Agreement. Following the expiration of the pledge period, the Cataract Shares are to be placed in a voting trust until the earlier of: (i) the public or private sale of such shares in open market transactions to unaffiliated third parties; or (ii) the resignation or removal from office of Leon Kopyt, currently Chief Executive Officer and President of the Company. Notwithstanding the above, one-third of the Cataract Shares shall be released from trust commencing August 31, 2000, and thereafter an additional one-third of the Cataract Shares shall be released from trust upon each of August 31, 2001 and August 31, 2002. During the period in which the Cataract Shares are subject to pledge and the voting trust, the Cataract Shares are to be voted by the Company's Board of Directors on behalf of the former shareholders of Cataract.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Berson, a Director of the Company, is a shareholder in the law firm of Fineman & Bach, P.C., which serves as counsel to the Company. The Company paid legal fees of $65,887 during 1996 to Fineman & Bach, P.C.

The Company has adopted a policy which requires that all transactions with affiliates of the Company be approved by a majority of the disinterested Directors of the Company and be on terms no less favorable to the Company than can be obtained from unaffiliated persons. There have been no transactions in excess of $60,000 with affiliates during the fiscal years ended October 31, 1996, 1995 or 1994, except as set forth above.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that all Reporting Persons have timely complied with all filing requirements applicable to them.

                                   PROPOSAL 2
                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS


The Board of Directors has appointed Grant Thornton LLP, independent certified public accountants, as independent auditors of the Company for the fiscal year ending October 31, 1997. Representatives of Grant Thornton LLP are expected to be present at the Meeting to respond to appropriate questions.


Vote Required for Approval


The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending October 31, 1997.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE
1997 FISCAL YEAR.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matter which is intended to be brought before the Meeting, but if such matter is presented, the persons named in the enclosed proxy intend to vote the same according to their best judgment.


The enclosed proxy may be revoked by a later-dated proxy, by giving notice to the Secretary of the Company in writing prior to the meeting or by personal notification at the Meeting prior to the voting.

                            EXPENSES OF SOLICITATION

         The cost of this proxy solicitation will be borne by the Company. In addition to the use of mail, proxies may be solicited in person or by telephone by employees of the Company without additional compensation. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals or obtaining their proxies.

                           1997 STOCKHOLDER PROPOSALS

         In order for stockholder proposals for the 1997 Annual Meeting of Stockholders to be eligible for inclusion in the Company's 1997 proxy statement, they must be received by the Company at its principal office in Pennsauken, New Jersey, on or before October 28, 1997.


                           By order of the Board of Directors
                           Leon Kopyt, Chief Executive Officer

                             RCM TECHNOLOGIES, INC.

     This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Leon Kopyt and Stanton Remer and each of them Proxies with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock of RCM Technologies, Inc. held of record by the undersigned on February 17, 1997 at the Annual Meeting of Stockholders of RCM Technologies, Inc. to be held on April 25, 1997 and at any adjournments thereof, and to vote as directed on the reverse side of this form and, in their discretion, upon such other matters not specified as may properly come before said meeting.

1.       Proposal 1 -
         Election of Directors
         Nominees:  Norman S. Berson and Barry S. Meyers


    FOR all nominees listed above, except vote withheld from the following nominee(s):
             __________________________________
             WITHHELD

The Board of Directors recommends a vote FOR Proposal 1


2.       Proposal 2 -
         Ratification of Grant Thornton LLP as the Company's independent auditors for the 1997 Fiscal Year.





          FOR                       AGAINST                             ABSTAIN

The Board of Directors recommends a vote FOR Proposal 2

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED, FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

The undersigned hereby acknowledges receipt of the notice of Annual Meeting nd Proxy Statement.
                         PLEASE SIGN, DATE AND RETURN YOUR
                         PROXY PROMPTLY IN THE ENCLOSED
                         ENVELOPE.  NO POSTAGE REQUIRED IF
                         MAILED IN THE UNITED STATES.

               NOTE:  Please sign name(s) exactly as printed
                      hereon.  Joint owners should each sign.  When
                      signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                      _________________________________________
                      Signature
                      _________________________________________
                      Date